                                                                      Exhibit 23






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the registration statement (No. 333-108798) on Form S-8 of Enesco Group, Inc. of our report dated June 15, 2005, relating to the statements of net assets available for benefits of Enesco Group, Inc. Retirement Profit Sharing Plan for Union Employees as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in this December 31, 2004 Annual Report on Form 11-K of Enesco Group, Inc. Retirement Profit Sharing Plan for Union Employees.

/s/ KPMG LLP

Chicago, Illinois
June 29, 2005